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                                                                   Exhibit 10.46

                   LAURUS MASTER FUND, LTD. - UTEK CORPORATION
                 STRATEGIC ALLIANCE & CONFIDENTIALITY AGREEMENT

This AGREEMENT is made and effective this January 13, 2004 by and between UTEK CORPORATION ("UTEK), offices located at 202 South Wheeler Street, Plant City, Florida 33563 and Laurus Master Fund, Ltd. ("LAURUS") offices located at 825 Third Ave, 14th Floor, New York, NY 10022.

The parties hereto agree as follows:

1. LAURUS seeks to offer value added services, such as technology outsourcing, to its current and prospective portfolio companies (the "LAURUS Portfolio Companies").

2. UTEK is in the business of identifying and arranging for the licensing and transfer of technologies owned by universities, Federal Laboratories and other organizations ("Proprietary Technology") to both public and private companies that can utilize these technologies to bring new products to the marketplace.

3. Within forty five (45) days of the date hereof, UTEK will hire an individual ("UTEK Employee"), at its own expense, to work out of the LAURUS office in New York. UTEK Employee will be engaged solely by UTEK, and not as an agent or employee of LAURUS. The UTEK Employee will report to UTEK in all matters regarding performance of his/her duties which will include, but not be limited to forming consulting engagements with Laurus Portfolio Companies (at its sole discretion and upon terms it finds favorable in order to facilitate and arrange potential Proprietary Technology acquisitions by Laurus Portfolio Companies.

4. In order to facilitate the strategic alliance set forth herein, LAURUS will assist UTEK Employee by (i) providing or facilitating introductions to such CEO's or other executive management of LAURUS' Portfolio Companies, as LAURUS shall determine in its sole discretion and (ii) providing office space, telephone, and internet service for UTEK Employee within LAURUS' offices at LAURUS' own expense. UTEK Employee shall execute and deliver a Nondisclosure, Non-Circumvention, Non-Solicitation and Confidentiality Agreement in form and substance acceptable to LAURUS as a precondition (iii) to being given access to office space at LAURUS and (iv) to being introduced to any proprietary or confidential information pertaining to LAURUS or the business of LAURUS as it is currently conducted or may be conducted in the future.

5. In consideration for this Strategic Alliance, UTEK will pay LAURUS a five (5) percent success fee (the "Success Fee"), in like kind, on all gross consideration received by UTEK for all consulting engagements, subsequent technology licenses and transfers or other remuneration received by UTEK in respect of transactions contemplated hereunder with LAURUS Portfolio Companies (each, a "UTEK SALE"), while this contract is in effect. All cash Success Fees due and payable to LAURUS hereunder, shall be paid to LAURUS within 30 days following UTEK's receiving cash compensation for such UTEK Sale to a LAURUS Portfolio Company. All Success Fees payable to LAURUS in capital stock shall be deemed paid to LAURUS upon the vesting of UTEK's interest in such capital stock, provided, however, that UTEK shall not be required to deliver certificates to LAURUS evidencing LAURUS interest in such capital stock until the earlier to occur of (a) each one year anniversary of such UTEK sale, (b) the date upon which the transaction underlying such UTEK Sale is terminated (other than by the expiration thereof )(an "Early Termination") and (c) the date upon which all shares of capital stock payable to UTEK pursuant to the UTEK Sale are received by UTEK. LAURUS' Success Fee for each UTEK Sale shall be deemed to be fully earned on the date the UTEK Sale is consummated, and shall not be subject to any rebate or proration for any reason other than the occurrence of an Early Termination.

6. The term of this mutual, non-exclusive, Strategic Alliance Agreement is three (3) years, commencing on the date above.

7. Either party may terminate this Agreement at any time, with or without cause, upon sixty (60) days prior written notice.

8. During the term of this Agreement, neither party hereto shall disclose to anyone any confidential information, except as may be required by a court of law or government agency. "Confidential Information" for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, financial projections, software, product specifications, marketing plans, patent applications, disclosures and new concepts of any party hereto.

         Confidential information shall not include any information that:

                  a. Is disclosed without restriction.

                  b. Becomes publicly available through no act of the recipient.

                  c. Is rightfully received by either party from a third party.

                  d. Is disseminated in publications.

9. If any of LAURUS' Portfolio Companies shall request Confidential Information of UTEK or Proprietary Technology to determine its interest in licensing or entering into a consulting agreement with respect to specific Proprietary Technology property, UTEK will require that the LAURUS Portfolio Company execute and deliver a confidentiality and non-disclosure agreement. A copy of this and all other signed agreements with LAURUS Portfolio Companies will be provided to LAURUS by UTEK within three business days of the execution and delivery by the LAURUS Portfolio Company thereof.

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10. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

11. UTEK hereby agrees that is shall indemnify and hold LAURUS, its officers, directors, and employees harmless, against any losses, claims, damages or liabilities, joint or several, to which LAURUS or such persons may become subject arising, directly or indirectly, to the extent they arise from actions taken by UTEK in connection with this Agreement or by the negligence or willful acts of UTEK or any of its employees or agents.

12. With respect to claims, damages or liabilities arising in respect of any individual transaction consummated in connection with this Agreement, LAURUS hereby agrees that is shall indemnify and hold UTEK, its officers, directors, and employees harmless, against any losses, claims, damages or liabilities, joint or several, to which UTEK or such persons may become subject arising, directly or indirectly, from the gross negligence or wilfull misconduct of LAURUS from actions taken by LAURUS in connection with this Agreement, however the amount of such indemnity shall not exceed the consideration actually received by LAURUS in connection with such individual transaction under this Agreement.

13. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

14. Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

UTEK CORPORATION                             LAURUS MASTER FUND, LTD.
202 South Wheeler Street,                    825 Third Ave, 14th Floor,
Plant City, Florida 33563                    New York, NY 10022

         IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

UTEK CORPORATION                                  LAURUS MASTER FUND, LTD.

/s/ Clifford M. Gross
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By: Clifford M. Gross, Ph.D.                      By: David Grin
Chief Executive Officer                           Director

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